NEWS RELEASE
August 1, 2013
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2013 SECOND QUARTER RESULTS

Houston, TX, -- August 1, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $13.7 million for the second quarter ended June 30, 2013, with diluted earnings per share of $0.90 compared to net income of $12.2 million and diluted earnings per share of $0.80 for the second quarter of 2012. Sales increased $46.0 million, or 17.6%, to approximately $307.9 million from $261.9 million for the same period in 2012.  After excluding sales from acquisitions of $45.3 million, on a same store sales basis, sales for the second quarter of 2013 increased $0.7 million, or 0.3% from 2012 on a same store sales basis.

Net income for the six months ended June 30, 2013 was $27.0 million, with diluted earnings per share of $1.77 compared to net income of $23.8 million and diluted earnings per share of $1.57 for the first half of 2012.  Sales for the six months ended June 30, 2013 increased $83.9 million, or 16.3%, to approximately $598.0 million from $514.2 million for the same period in 2012.

Net income for the second quarter sequentially increased 3.9% from $13.2 million to $13.7 million in the second quarter of 2013.  Likewise, sales sequentially increased 6.2% from $290.1 million in the first quarter to $307.9 million in the second quarter.

David R. Little, Chairman and Chief Executive Officer remarked, "We are pleased with our second quarter results and see positive momentum in parts of our businesses.  During the quarter, we delivered organic growth consistent with our expectations outlined in the first quarter.  We completed two acquisitions in the second quarter, Natpro and Tucker Tool.  DXP’s Service Centers, Supply Chain Services and Innovative Pumping Solutions are focused on battling for market share in today’s choppy environment while not losing sight of profitability and cash flow generation.

As we look to the second half of the year, we maintain a conservative macro outlook, while remaining confident in our ability to grow organically and via acquisitions.  We will continue to fund growth and initiatives that we believe will strengthen DXP's presence in North America."

Mac McConnell, Senior Vice President and CFO, added, "We are pleased to report sequential sales and earnings growth.  While we experienced organic sequential growth, we were impacted by one-time acquisition costs and seasonality in Canada.  Our leverage ratio under our credit facility at June 30, 2013 was a modest 1.9:1.   Subsequent to the quarter end, we closed two additional acquisitions, Alaska Pump and Tool-Tech."

DXP will host a conference call to be web cast live on the Company’s website (www.dxpe.com) at 5:00 P.M. Eastern time today.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

NEWS RELEASE
August 1, 2013
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Sales	$ 307,942	$ 261,894	$ 598,039	$ 514,181
Cost of sales	216,427	185,265	417,417	366,078
Gross profit	91,515	76,629	180,622	148,103
Selling, general and administrative expense	68,250	55,782	134,653	107,351
Operating income	23,265	20,847	45,969	40,752
Other expense (income)	21	3	22	(12)
Interest expense	1,689	762	3,316	1,591
Income before income taxes	21,555	20,082	42,631	39,173
Provision for income taxes	7,806	7,905	15,650	15,350
Net income	13,749	12,177	26,981	23,823
Preferred stock dividend	22	22	45	45
Net income attributable to common shareholders	$ 13,727	$ 12,155	$ 26,936	$ 23,778

Basic earnings per share	$ 0.95	$ 0.84	$ 1.87	$ 1.66
Weighted average common shares outstanding	14,451	14,392	14,424	14,360
Diluted earnings per share	$ 0.90	$ 0.80	$ 1.77	$ 1.57
Weighted average common shares and common equivalent shares outstanding	15,291	15,232	15,264	15,200

NEWS RELEASE
August 1, 2013
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

SEGMENT DATA (in thousands)
	Three Months Ended June 30,				Six Months Ended June 30,
	Service Centers	IPS	SCS	Total	Service Centers	IPS	SCS	Total
2013
Sales	$ 217,925	$ 52,954	$ 37,063	$ 307,942	$ 428,023	$ 94,477	$ 75,539	$ 598,039
Operating income for reportable segments	$ 23,376	$ 8,090	$ 3,160	$ 34,626	$ 48,420	$ 15,208	$ 6,347	$ 69,975

2012
Sales	$ 184,106	$ 35,177	$ 42,611	$ 261,894	$ 359,178	$ 74,612	$ 80,391	$ 514,181
Operating income for reportable segments	$ 22,491	$ 6,939	$ 3,902	$ 33,332	$ 41,045	$ 15,187	$ 6,719	$ 62,951

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Income before income taxes	$ 21,555	$ 20,082	$ 42,631	$ 39,173
Plus interest expense	1,689	762	3,316	1,591
Plus depreciation and amortization	5,602	3,661	10,492	6,809
EBITDA*	$ 28,846	$ 24,505	$ 56,439	$ 47,573
*EBITDA - earnings before interest, taxes, depreciation and amortization